Exhibit 99.1

July 31, 2015

Dear Wells Mid-Horizon Value-Added Fund I Investor:

As discussed in the Fund update, dated December 22, 2014, the final asset, 6000 Nathan Lane, in Plymouth, Minnesota, was sold on December 9, 2014. We then began the liquidation process, with Wells Investment Management Company, LLC acting as Liquidator to oversee the dissolution of the fund.

In March 2015, we made a cash distribution of $26,575,000. Following that distribution, we reserved approximately $476,000 to fund future dissolution expenses and obligations of the Fund. Dissolution expenditures for the Fund included, but were not limited to, legal fees, audit and tax fees, printing and postage costs, and other administrative expenses. Accordingly, at this time, the remaining proceeds of approximately $200,000 are being distributed as the final liquidating distribution for the Fund. This transaction marks the completion of this investment program, bringing it full cycle.

We anticipate that this final distribution will be reflected on your 2015 Schedule K-1 as a Guaranteed Payment, subject to ordinary income tax. In general, amounts reported as guaranteed payments are not passive income. Your final Schedule K-1s will be mailed in the fourth quarter of 2015. To prepare for your particular tax circumstances, I encourage you to seek advice from your tax professional, since Wells Mid-Horizon Value-Added Fund I does not provide any legal or tax advice and each Member’s situation can be different.

Disposition of Partnership Interest
Upon final dissolution of the partnership, to the extent a Member has a positive tax capital account, the Member generally will recognize a tax loss on the disposition of the partnership interest. Generally, the partnership interest is treated as a capital asset. Therefore, any loss on disposition of the partnership interest may be treated as a capital loss. In general, capital losses are only allowed to offset capital gains.

Unallowed Passive Activity Losses
In general, unallowed passive activity losses are allowed in full in the tax year that the entire interest in the passive activity is disposed of. Thus, with this final dissolution of the partnership, any unallowed passive activity losses generated from Wells Mid-Horizon Value-Added Fund I which are unused may be available to offset ordinary income.

Again, I encourage you to consult your tax advisor now for assistance with all of these tax matters as this information is provided as a resource for you, and it should not be relied upon as tax advice.

14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel : 844-255-4891

Should you have any questions about your investment, please contact our Client Services Specialists at 844-255-4891. I am honored to have had the opportunity to serve you and want to thank you for your participation in the Wells Mid-Horizon Value-Added Fund I.

Sincerely,

Randy A. Simmons
President
Wells Investment Management Company

cc: Financial Representative

Disclaimer under Circular 230: Any statements regarding tax matters made herein, including any attachments, are not formal tax opinions of Wells and cannot be relied upon or used by any person to avoid tax penalties. Wells does not render tax or legal advice.

This correspondence contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including discussion and analysis of our financial condition and certain other matters. You should be aware that there are various factors that could cause actual results to differ materially from any forward looking statements made herein, which include changes in general economic conditions, changes in real estate conditions, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, inability to invest in properties on a timely basis or in properties that will provide targeted rates of return, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this correspondence. We do not make any representations or warranties (expressed or implied) about the accuracy of any such forward-looking statements. The Fund has a limited operating history; therefore, there is no assurance that it will meet its targeted investment performance.

14911 Quorum Drive, Suite 200A, Dallas, TX 75254 Tel : 844-255-4891